Exhibit 99.1

News Release

Rockwell Collins announces senior leadership appointments

•	Jeff Standerski named senior vice president, People and Inclusion

•	Dave Nieuwsma appointed senior vice president, Information Management Services

CEDAR RAPIDS, Iowa and ANNAPOLIS, Maryland (April 25, 2016) - Rockwell Collins today announced that Jeff Standerski has been named senior vice president, People and Inclusion. In this role, Standerski leads the global Human Resources function at Rockwell Collins, including Compensation and Benefits, Organization Development and Training, Diversity and Inclusion, Employee and Labor Relations, Talent Acquisition and Human Resources Delivery.
He previously was senior vice president of the company’s Information Management Services (IMS) business in Annapolis, Maryland. Standerski replaces Martha May, who announced her resignation in March for personal reasons.
Dave Nieuwsma, formerly vice president, Strategy and Business Development for the company’s Government Systems business, will assume the role of senior vice president, IMS, replacing Standerski. Both appointments are effective immediately.
“Jeff’s ability to effectively drive change, transform organizations and build a strong culture has been proven repeatedly in his various roles at the company, especially guiding employees through the transition from ARINC to Rockwell Collins,” said Rockwell Collins Chairman, President and CEO Kelly Ortberg. “His proactive leadership style, combined with his extensive experience across our business, will prove invaluable as we continue to advance our culture and evolve our people and inclusion strategies.”
Regarding Nieuwsma’s appointment Ortberg commented, “Dave brings a fresh perspective to our IMS organization as we look to further expand our information management services capabilities and offerings beyond its core commercial aviation business. His diverse background and global business development experience will serve us well as we focus on growing our IMS business.”
Standerski has led the IMS organization since Rockwell Collins’ acquisition of ARINC in December 2013. Previously, he served as vice president and general manager, Business and Regional Systems, as well as vice president and general manager, Air Transport Systems, and vice president, Strategy Development for Commercial Systems. Standerski joined Rockwell Collins in 1989.

Nieuwsma previously served as vice president and general manager of Airborne Solutions for the company’s Government Systems business, where he was responsible for profit and loss, customer relationship management, program execution, and new business pursuits. Nieuwsma has been with Rockwell Collins since 1991, serving in multiple leadership roles across the company’s Commercial Systems and Government Systems businesses.
About Rockwell Collins
Rockwell Collins is a pioneer in the development and deployment of innovative aviation and high-integrity solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, simulation and training, and information management is delivered by a global workforce, and a service and support network that crosses more than 150 countries. To find out more, please visit www.rockwellcollins.com.

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